As filed with the Securities and Exchange Commission on December 26, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LEDDARTECH HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Quebec	98-1062901
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

4535, boulevard Wilfrid-Hamel, Suite 240 Quebec G1P 2J7, Canada	G1P 2J7
(Address of Principal Executive Offices)	(Zip Code)

LeddarTech Holdings Inc. Omnibus Incentive Plan

(Full Title of Plans)

LeddarTech USA Inc.
c/o The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington DE 19801
(418) 653-9000

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

LeddarTech Holdings Inc.

4535, boulevard Wilfrid-Hamel, Suite 240

Québec G1P 2J7, Canada

Attn: David Torralbo, Chief Legal Officer

(418) 653-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the “Note” to Part I of Form S-8. The documents containing information specified by Part I of Form S-8 will be sent or given to participants in the LeddarTech Holdings Inc. Omnibus Incentive Plan covered by this registration statement on Form S-8 (this “Registration Statement”), as specified by Rule 428(b)(1).

Such documents are not required to be and are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents previously filed by LeddarTech Holdings Inc. (the “Company”) with the Commission under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement:

●	Annual Report on Form 20-F for the fiscal year ended September 30, 2024, filed with the Commission on December 26, 2024;

●	Reports of Foreign Private Issuer on Form 6-K pursuant to Rule 13a-16 or 15d-16 furnished with the Commission on October 16, 2024, November 26, 2024, December 9, 2024, December 12, 2024 and December 18, 2024; and

●	The description of the Company’s common stock contained in Exhibit 2.2 to the Company’s Form 20-F for the fiscal year ended September 30, 2023, filed with the Commission on January 31, 2024, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information and exhibits furnished in or on reports on Form 6-K and not filed in any report or filing under applicable Exchange Act rules, unless otherwise indicated therein), on or after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference. No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

In accordance with the Canada Business Corporations Act (the “CBCA”) and pursuant to Article 6, Section 6.2 of the Company’s by-laws, subject to certain conditions the Company shall indemnify, to the maximum extent permitted by law, (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

Indemnification is prohibited under the CBCA unless the individual (i) acted honestly and in good faith with a view to best interests of the Company, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	List of Exhibits

Exhibit No.	Document
4.2	Articles of Arrangement and By-laws of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 1.2 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).

5.1	Opinion of Stikeman Elliott LLP*

23.1	Consent of Richter LLP*

23.2	Consent of Ernst & Young LLP (LeddarTech Holdings Inc. (as successor to LeddarTech Inc.)).*

23.3	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (set forth on signature page)*

99.1	LeddarTech Holdings Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 4.6 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).

107	Filing Fee Table*

*	Filed herewith.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quebec, Canada, on December 26, 2024.

LEDDARTECH HOLDINGS INC.

By:	/s/ Frantz Saintellemy
Frantz Saintellemy
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Frantz Saintellemy, Christopher Stewart and David Torralbo, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Frantz Saintellemy	Chief Executive Officer and Director	December 26, 2024
Frantz Saintellemy	(Principal Executive Officer)

/s/ Christopher Stewart	Chief Financial Officer	December 26, 2024
Christopher Stewart	(Principal Financial and Accounting Officer)

/s/ Derek Kenneth Aberle	Chairman	December 26, 2024
Derek Kenneth Aberle

/s/ Charles Boulanger	Director	December 26, 2024
Charles Boulanger

/s/ Nick Stone	Director	December 26, 2024
Nick Stone

/s/ Michelle Sterling	Director	December 26, 2024
Michelle Sterling

/s/ Yann Delabrière	Director	December 26, 2024
Yann Delabrière

/s/ Sylvie Veilleux	Director	December 26, 2024
Sylvie Veilleux

/s/ Lizabeth Ardisana	Director	December 26, 2024
Lizabeth Ardisana

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